Exhibit 10.20

[ * ] – CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, iTEM 601(B)(10).  sUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

AMENDMENT NO. 1 TO ROYALTY PURCHASE AGREEMENT

This Amendment No. 1 To Royalty Purchase Agreement, dated as of January 7, 2022, (this “Amendment”), is made and entered into by and between Cytokinetics, Incorporated, a Delaware corporation (the “Seller”), and RPI Finance Trust, a Delaware statutory trust (the “Buyer”).

RECITALS

WHEREAS, the Seller and the Buyer entered into that certain Royalty Purchase Agreement, dated as of February 1, 2017 (the “Original Agreement” and, together with this Amendment, the “Agreement”), whereby the Buyer purchased the Purchased Royalty (a portion of the Royalty) from the Seller.

WHEREAS, the payments comprising the Royalty were payable to Seller by Amgen, Inc., a Delaware corporation (the “Licensee”), pursuant to that certain Collaboration and Option Agreement, dated as of December 29, 2006 (as amended, the “License Agreement”), which such License Agreement was terminated by Licensee pursuant to Section 18.2 thereof, and such termination was deemed effective May 20, 2021.

WHEREAS, following and as a result of the termination of the License Agreement, the provisions of the Original Agreement automatically terminated pursuant to Section 7.2 of the Original Agreement, except with respect to rights that accrued prior to such termination and except for those terms that survived in accordance with Section 7.3 of the Original Agreement (the “Termination”).

WHEREAS, the Seller and the Buyer are entering into this Amendment pursuant to Section 5.9(b) of the Original Agreement to preserve the Buyer’s rights in and to the Purchased Royalty in any subsequent license agreement with respect to any Compound to be Commercialized by a Third Party or in connection with direct sales by the Seller of any Compound (collectively, the “Preserved Rights”).

WHEREAS, the Seller and the Buyer desire to amend certain provisions of the Original Agreement and make such other agreements as provided herein in connection with the Preserved Rights.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

AGREEMENT

1.Definitions.

a.Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Original Agreement.

b.For clarity, “Net Sales” shall specifically include sales of all Compounds by or for Seller, its Affiliates and licensees to Third Parties (not including such Person’s licensees); provided, however, that Net Sales shall not include sales of active pharmaceutical ingredients for manufacturing purposes on behalf of Seller, its Affiliates or licensees to the extent such active pharmaceutical ingredient is converted into drug product for sale by Seller, its Affiliates or licensees.

2.Seller’s Representations and Warranties.  The Seller represents and warrants to the Buyer that as of the date hereof:

a.Authorization.  The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Amendment. The execution, delivery and performance of this Amendment, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

b.Enforceability.  This Amendment has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

c.No Conflicts. The execution, delivery and performance by the Seller of this Amendment and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller, or (iii) except as would not reasonably be expected to result in a material adverse effect on the Preserved Rights, contravene or conflict with or constitute a material default under any other material contract or other material agreement binding upon or applicable to the Seller.

d.Termination of License Agreement; Preservation and Reversion of Rights.  The License Agreement has been terminated in accordance with its terms and the Seller has requested from the Licensee all of the rights in the Program and license(s) contemplated by Section 18.3 of the License Agreement.  Prior to the termination of the License Agreement, the Seller did not elect to develop and commercialize any CK Product Opportunity pursuant to Section 4.6.1.3 of the License Agreement.  Except for the Ji Xing License Agreement, the Seller has not entered into any Out-License related to CK-452 or any other Compound.  Additionally, except for the License Agreement (and amendments thereto provided to the Buyer) [ * ], the Seller has not entered into any material agreement with Licensee related to the Purchased Royalty, the Compound, or the reversion of rights to Cytokinetics related to any Compound.  The Existing Sublicense has been terminated.

3.Buyer’s Representations and Warranties.  The Buyer represents and warrants to the Seller that as of the date hereof:

a.Authorization.  The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Amendment.  The execution, delivery and performance of this Amendment, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.  Wilmington Trust is duly authorized to execute and deliver this Amendment on behalf of Buyer.

b.Enforceability.  This Amendment has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

c.No Conflicts.  The execution, delivery and performance by the Buyer of this Amendment do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

4.Covenants.  The parties agree that, except for any rights that accrued or breaches that occurred prior to the Termination and except as agreed below, the covenants contained in Article 5 of the Original Agreement are no longer operative and, therefore, the parties agree to the covenants below in connection with the Preserved Rights.

a.Reporting.

i.The Seller shall use commercially reasonable efforts to respond to any reasonable inquiries of the Buyer related to the Purchased Royalty or to any Compound then in Development or being Commercialized and shall provide any additional development and commercialization information related thereto (other than any licensees’ forecasts, market research or modeling) reasonably requested by the Buyer.  For clarity, disclosure and access to any patent documentation, including correspondence or reports provided hereunder related to the Seller Patent Rights shall be limited to the Buyer’s counsel (including Buyer’s internal legal counsel).

ii.Once during each calendar quarter (other than any calendar quarter in which an Annual Update Meeting occurs), the Buyer Representatives and the Seller Representatives shall have a telephonic meeting (each a “Quarterly Update Meeting”) to discuss material developments in the development and commercialization of the Compounds then in Development or being Commercialized by Seller, its Affiliates or licensees (other than any of Seller’s forecasts, market research or modeling) and the Seller since the last Quarterly Update Meeting. Once during each twelve (12)-month period, the Buyer Representatives and the Seller Representative shall meet in person at the Seller’s offices or such other place as the Seller and the Buyer mutually agree (each an “Annual Update Meeting”) to discuss material developments in the development and commercialization of the Compounds then in Development or Commercialization by Seller, its Affiliates or licensees (other than any of Seller’s forecasts, market research or modeling) and Seller since the or the last Annual Update Meeting. Each of the Buyer and the Seller shall bear its own costs and expenses related to such meetings and Buyer acknowledges that the receipt of information from such meetings shall be maintained as confidential pursuant to this Agreement and may include material, non-public information which prohibits trading while in possession of or misuse of such information under applicable securities laws.

iii.During the Royalty Term, Seller shall provide semi-annually a list in the form of Schedule 3.1(j)(i) to the Original Agreement to Buyer’s counsel (including Buyer’s internal legal counsel) of all Seller Patent Rights covering Compounds in Development or Commercialization by or on behalf of Seller and its Affiliates and licensees as of such date.

b.Royalty; Royalty Reports.

i.The Seller shall pay to the Buyer the Purchased Royalty, without any setoff or offset (except as required pursuant to Section 4(j)), for such calendar quarter on or prior to the Quarterly Deadline; provided that for any Net Sales made by the counterparty to any Out-License for which payment is received by the Seller fewer than [ * ] calendar days prior to the Quarterly Deadline, such payment to the Buyer will be paid with the following calendar quarter’s Purchased Royalty.

ii.If any amounts payable by the Seller shall be overdue for [ * ] Business Days (other than any such unpaid amounts arising as a result of late or improper reporting or late payment by a licensee or are otherwise subject to a good faith dispute), the Seller shall additionally pay to the Buyer simple interest on the sum outstanding at the rate per annum equal to the lesser of (i) the sum of [ * ] plus the prime rate for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. edition and (ii) the highest rate permitted by law shall apply.  The payment of such interest shall not prevent the Buyer from exercising any other rights it may have as a consequence of the lateness of any payment.

iii.(a) Concurrently with the payment of each Purchased Royalty payment, the Seller shall deliver a written report setting forth in reasonable detail, (1) the calculation of the Purchased Royalty payable to the Buyer for the prior calendar quarter identifying, the number of units of each Compound sold by the Seller and its Affiliates and, to the extent available, each counterparty to any Out-License, gross sales generated by or on behalf of the Seller and any of its Affiliates and each counterparty to any Out-License, and a break-down of all permitted deductions from gross sales used to determine Net Sales and the Purchased Royalty due to the Buyer and (2) the cumulative year-to-date aggregate Net Sales for each Compound through the end of the prior calendar quarter (the “Royalty Report”); provided that to the extent a counterparty under the Out-License has not provided any requisite information in respect of the Royalty Report with respect to a calendar quarter by the [ * ] calendar day prior to the Quarterly Deadline, the Seller may elect to provide the information in respect of Net Sales by such counterparty in the following calendar quarter’s Royalty Report. The Royalty Report shall be in a form agreed by the parties and reasonably acceptable to the Buyer and the Seller and, to the extent permitted under any applicable confidentiality or disclosure obligations, shall also have attached copies of any royalty reports received by the Seller from licensees under any Out-Licenses.

(b) The Seller shall use Specified Efforts to include in each future Out-License a provision requiring the counterparty to such Out-License to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Royalty Report, and to disclose such information to the Seller to enable the disclosures of such information in each Royalty Report, as contemplated herein.  The Seller shall use Specified Efforts to obtain in a timely manner from each such counterparty any information to be disclosed in each Royalty Report, consistent with the terms of the applicable Out-License(s).

c.Inspections and Audits of the Seller.  Upon at least [ * ] written notice and during normal business hours, no more frequently than once in any [ * ]] month period, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the [ * ] prior to the audit for the purpose of determining the correctness of the Purchased Royalty payments made under the Agreement.  Upon the Buyer’s reasonable request not more than [ * ] period while any Out-License remains in effect, the Seller shall exercise any rights it may have under any Out-License relating to a Compound to cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the Purchased Royalty paid under the Agreement.  Seller shall notify Buyer in writing if it initiates an inspection and/or audit of the books of accounts of any counterparty to an Out-License to the extent such inspection and/or audit is related to the Purchased Royalty, and shall provide to Buyer a redacted copy of any report relating thereto within [ * ] Business Days of receipt thereof; provided, that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of the Purchased Royalty paid under the Agreement. All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by the Buyer, unless the independent public accounting firm determines that Purchased Royalty payments previously paid were incorrect by an amount greater than [ * ] of the Purchased Royalty actually paid for the period reviewed by such public accounting firm in the aggregate, in which case such expenses shall be borne by the Seller.  The terms on which any such independent public accounting firm is engaged shall provide that such independent public accounting firm may not disclose the confidential information of the Seller or any such counterparty to any Out-License relating to any Compound to the Buyer, except to the extent such disclosure is either necessary to determine the correctness of the Purchased Royalty or such confidential information otherwise would be included in a Royalty Report.  All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information of the Seller subject to Article 8 of the Original Agreement and the independent public accounting firm shall be considered a Representative of Buyer for purposes of Article 8 of the Original Agreement.  Any payment owed by one party to another as a result of the audit (except to the extent the result of such audit is being disputed in good faith by the Seller) shall be made within [ * ] Business Days of receipt of the audit report.  No royalty period will be subject to an audit more than once.

d.Intellectual Property Matters.

i.If the Seller recovers and actually receives cash proceeds as damages from a Third Party in an action brought for such Third Party’s infringement of any Seller Patent Rights in connection with the exploitation of any product, therapy or service intended for use, or actually used, and that actually or prospectively competes with a Compound, where such damages (whether in the form of judgment or settlement) are awarded for such infringement of such Seller Patent Rights relating to a Compound, (i) cash proceeds will be allocated first to the reimbursement of any expenses incurred by the Seller (and/or its licensee) in bringing such action (including attorney’s fees) not already reimbursed from other damages awarded under the same action, then (ii) any remaining amount of such cash proceeds will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Seller Patent Rights required under any In-Licenses or licensees of such Seller Patent Rights under any out-licenses, if any, and (iii) any residual cash proceeds of such damages after application of (i) and (ii) will be treated as Net Sales of the Compound for purposes of determining the amount of Purchased Royalties payable to the Buyer under the Agreement. The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Compound infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than [ * ] Business Days following such delivery or receipt.

ii.The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Seller Patent Right related to any Compound of which the Seller becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Seller Patent Rights or other Third Party Patents related to any Compound delivered or received by the Seller, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [ * ] Business Days following such delivery or receipt.

iii.Within [ * ] Business Days of initiating, or permitting a licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Seller Patent Right related to any Compound, the Seller shall provide the Buyer with written notice of such enforcement action.

e.Efforts to Commercialize CK-452.  The Seller shall (directly or indirectly through an Affiliate or licensee or other Third Party) use Specified Efforts to Develop and Commercialize CK-452.

f.Out-Licenses.

i.Promptly (and in any event within [ * ] Business Days), the Seller shall provide the Buyer with (i) true, correct and complete copies of each Out-License executed after the date hereof, and (ii) true, correct and complete copies of each material amendment, supplement, modification to, or written waiver under, an Out-License.  All materials delivered by the Seller to the Buyer pursuant to this Section 4(f) shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Article 8 of the Original Agreement. The Seller may redact or otherwise exclude from any of the foregoing any information, the redaction or exclusion of which is reasonably required to comply with applicable laws (including those related to patient information and privacy laws) or in the case of any information that does not relate to the Purchased Royalty, the Seller Patent Rights, or any Compound, to the extent required by any obligations of confidentiality to any Third Party; provided that the Seller shall provide to the Buyer a reasonable summary of any information that is redacted to the extent permitted by applicable law or such obligation.

ii.The Seller may grant, at its sole discretion, Out-Licenses to any Affiliate or Third Party in all or any portion of the world without the Buyer’s consent; provided that such Out-License shall not assign or otherwise convey title to or impose any Lien on the Purchased Royalty.

iii.The Seller shall provide the Buyer prompt written notice within [ * ] Business Days of any counterparty’s material breach of its obligations under any Out-License of which the Seller becomes aware, to the extent such material breach is directly related to the Buyer’s rights or Seller’s obligations to Buyer under the Agreement.

iv.The Seller shall include in all Out-Licenses provisions permitting the Seller to audit such licensee and shall use Specified Efforts to include terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 4(c) of this Amendment.

v.The Seller shall provide the Buyer with written notice following the termination of any Out-License.

g.Negative Pledge. The Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Lien on: (i) the Purchased Royalty, except that the Seller may grant a lien to a Senior Debt Provider on all of its accounts receivable solely in connection with a customary receivables financing facility entered into by the Seller with such Senior Debt Provider, provided that such Senior Debt Provider enters into  an Acceptable Intercreditor Agreement with the Buyer, which, among other things, acknowledges that the Purchased Royalty is property of the Buyer; or (ii) except for Permitted Liens, any of the other Preserved Rights, the Seller Patent Rights or any Out-License, in the case of clause (ii), if such action would reasonably be expected to result in a Material Adverse Effect.

h.Further Assurances.  The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by the Original Agreement (as amended by this Amendment).  The Seller shall, upon the written request of the Buyer, record and file, financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Purchased Royalty meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the sale, transfer, assignment and conveyance of the Purchased Royalty to the Buyer and to perfect the backup security interest granted by the Seller to the Buyer; provided that in connection with the incurrence of any secured Indebtedness with a Senior Debt Provider permitted under this Agreement, at the request of the Seller, Buyer shall without undue delay enter into, an Acceptable Intercreditor Agreement with the applicable Senior Debt Provider (it being agreed that the grant of a Lien shall not be subject to Section 9.6 of the Original Agreement).

i.Tax Withholding.

i.The Buyer and the Seller agree that as of the date of this Amendment, the Seller is not required to deduct or withhold any taxes with respect to any payments required under the Agreement.  Each party shall be entitled to deduct and withhold from the payments otherwise required pursuant to the Agreement any such taxes as the party may be required to deduct and withhold with respect to any such payments under applicable law (it being understood that, solely with respect to U.S. federal withholding tax, a party shall not make any such deduction or withholding if such party has received a valid, properly executed Internal Revenue Service Form W-9 or W-8BEN-E, as applicable, certifying that other party or the relevant assignee, as applicable, is (x) not subject to U.S. federal “backup” withholding and (y) is exempt from U.S. withholding tax or U.S. federal withholding tax on royalties pursuant to the U.S.-Ireland tax treaty, as applicable).  If a party is required by applicable law to deduct and withhold any taxes from any such payment, such party shall (i) provide advance written notice of any intention to withhold or deduct any taxes from such payments to the other party, and (ii) to the extent any such withholding or deduction requirement cannot be mitigated pursuant to clause (b) below, pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law.  To the extent that amounts are so deducted or withheld and paid to the relevant Governmental Entity, except as set forth in the following sentence, such deducted and withheld amounts will be treated for all purposes of the Agreement as having been paid to the applicable party.  Notwithstanding this Section 4(j), if, as a result of a Withholding Action by the Seller (including any assignee or successor), withholding is required by applicable law and the amount of such withholding exceeds the amount of withholding that would have been required if the Seller had not committed the Withholding Action, then the Seller shall pay an additional amount to the Buyer such that, after withholding from the payment contemplated by the Agreement and such additional amount, the Buyer receives the same amount as it would have received from the Seller absent such Withholding Action by the Seller.  For the avoidance of doubt, if as a result of a Withholding Action by the Buyer (including any assignee or successor, including any transfer pursuant to Section 9.6 of the Original Agreement) the amount of withholding under the law of the applicable jurisdiction exceeds the amount of such withholding that would have been required in the absence of such Withholding Action by the Buyer, the Seller shall be required to pay an additional amount only to the extent that the Seller would be required to pay any additional amount to the Buyer pursuant to the preceding sentence if the Buyer had not committed such Withholding Action.  For purposes of this Section 4(j)(i), “Withholding Action” by a party means (A) a permitted assignment or sublicense of the Agreement (in whole or in part) by such party to an Affiliate or a Third Party in a different jurisdiction; (B) the exercise by such party of its rights under the Agreement (in whole or in part) through an Affiliate or Third Party in a different jurisdiction (or the direct exercise of such rights by an Affiliate of such party outside of the applicable jurisdiction); (C) a redomiciliation of such party, an assignee or a successor to a jurisdiction outside of the applicable jurisdiction; and (D) any action taken after the date of the Agreement by such party that causes the Agreement or any payment contemplated by the Agreement to become subject to tax (including by virtue of withholding or deduction) in any additional jurisdictions after the date of the Agreement.

ii.If any taxes are imposed or required to be withheld or deducted by the Seller, the Buyer and the Seller hereby agree to cooperate in good faith to mitigate the amount of any of such taxes which the Seller must withhold or deduct pursuant to this Section 4(j), provided, however, that the Buyer shall determine in its sole discretion whether, or the extent to which, its investors shall be involved or be required to be involved in connection with the foregoing.

iii.Notwithstanding anything herein to the contrary, (A) the parties hereunder shall make all payments required to be made pursuant to the Agreement in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing from time to time by the other party, and (B) any such payments made by the Buyer shall be made without set-off, reduction or deduction, or withholding for or on account of any U.S. federal withholding taxes so long as the Seller has provided to the Buyer a valid, properly executed Internal Revenue Service Form W-9 indicating that Buyer is not subject to U.S. federal “backup” withholding.

iv.The parties agree that with respect to both the Original Agreement and this Amendment, for tax purposes the relationship between the Buyer and the Seller continues to be solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Amendment is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

j.Notwithstanding the Termination, the parties agree that Sections 5.1(a) and 5.8(b) of the Original Agreement shall continue to be operative.

5.Construction; Effect of Amendment.  This Amendment shall be deemed a part of and shall take precedence over and supersede any provisions to the contrary contained in the Original Agreement.  Except as expressly modified by this Amendment, all of the provisions of the Original Agreement that survived the Termination that are not in conflict with the terms of this Amendment shall remain in full force and effect. All references to “Agreement” in the Original Agreement and in this Amendment shall be deemed to refer to the Agreement as amended by this Amendment.

6.Termination of Agreement.  The surviving terms and provisions of the Agreement, as modified by this Amendment, shall, unless earlier terminated by mutual written agreement of the Buyer and the Seller, continue in full force and effect until [ * ] days after such time as the Seller is no longer obligated to make any Purchased Royalty payments to the Buyer (or its successor or assigns), at which point the Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.  Notwithstanding the Termination and for the avoidance of doubt, the parties agree that the provisions surviving the Termination as provided in Section 7.3 of the Original Agreement shall continue to be in full force and effect, including with respect to the rights, obligations and liabilities of the parties accruing or arising prior to the Termination and in connection with this Amendment and the Preserved Rights.

7.Additional Defined Terms.  Section 9.1 of the Original Agreement (which survived the Termination) is amended by adding the terms defined in this Amendment, including the following:

“Acceptable Intercreditor Agreement” means, with respect to any secured Indebtedness of the Seller, (a) an intercreditor or other agreement between the Buyer and the Senior Debt Provider providing (i) that such Senior Debt Provider shall not, directly or indirectly, contest or challenge, or support any Person in contesting or challenging, the true sale characterization of the sale of the Purchased Royalty to the Buyer or the Buyer’s rights with respect to the backup security interest granted by Seller to the Buyer; (ii) that such Senior Debt Provider shall have the first right of enforcement in any Liens on the Product Assets until the expiration of a standstill period to be agreed; (iii) if the Senior Debt Provider in the course of exercising its enforcement rights with respect to the Product Assets sells or otherwise transfers any Product Assets, such Product Assets shall be transferred subject to the rights of the Buyer with respect to the Purchased Royalty on terms materially consistent with this Agreement or otherwise satisfactory to the Buyer in its reasonable discretion; (iv) after the occurrence of an insolvency proceeding, the Buyer shall not oppose any disposition of the Product Assets so long as the Product Assets so disposed of are purchased subject to the rights of the Buyer with respect to the Purchased Royalty on terms materially consistent with this Agreement (including the same or equivalent Liens provided hereunder) or otherwise satisfactory to the Buyer in its reasonable discretion; (v) in the event of any direct or indirect sale, transfer or other disposition of the Product Assets, if such Product Assets are not transferred subject to the rights of the Buyer with respect to the Purchased Royalty on terms materially consistent with this Agreement (including the same or equivalent Liens provided hereunder) or otherwise satisfactory to the Buyer in its reasonable discretion, then the proceeds from such disposition shall be subject to a waterfall pursuant to which the Buyer shall be entitled to a percentage of the proceeds equal to the then applicable royalty rate set forth in the definition of Purchased Royalty; (vi) other provisions reasonably satisfactory to the Senior Debt Provider and the Buyer consistent with clause (i)-(v) above and consistent with the premise that the Senior Debt Provider shall have the primary right to (x) enforce the Liens with respect to the Product Assets and (y) decide other customary intercreditor matters such as pay-over provisions and provisions regarding DIP financings; and (vii) the Buyer shall not interfere with such Senior Debt Provider enforcing its rights and remedies as a secured creditor under the UCC, any Bankruptcy Laws and any other applicable law (to the extent such enforcement is not inconsistent with clauses (i)-(vi) above), and (b) any other intercreditor agreement between the Buyer and a Senior Debt Provider in form and substance reasonably satisfactory to the Buyer, such Senior Debt Provider and the Seller.

“Change of Control” means (a) the occurrence of a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of the stock of Seller immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (i) no longer hold a majority of the shares of the stock of Seller or (ii) no longer have the ability to elect a majority of the board of directors of the Seller, (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of [ * ] % or more on a fully diluted basis of the voting interests in the Seller’s stock, or (c) a sale of all or substantially all of the assets of the Seller and its Subsidiaries taken as a whole.

“In-License” means any license, settlement agreement or other agreement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license, a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that are or were reasonably necessary or useful for the Commercialization of any Compound which require royalty, milestone or other payment to such Third Party to use such Patents or other intellectual property rights to Commercialize any Compounds.

“Indebtedness” of any Person means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.

“Ji Xing License Agreement” means that certain License and Collaboration Agreement, dated as of December 20, 2021, between the Seller and Ji Xing Pharmaceuticals Limited, a company organized under the laws of the Cayman Islands.

“Out-License” means any license or other agreement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates grants to such Third Party a license or sublicense of, covenant not to sue under, or other similar rights under any Seller Patent Rights or other intellectual property right that is reasonably necessary for the Commercialization of a Compound in the Territory in order for such Third Party to Commercialize a Compound; provided, however, that “Out-License” shall not include (a) any research licenses; (b) licenses to distributors, without any other right to Commercialize a Compound; (c) agreements granting non-exclusive rights to intellectual property rights that do not grant any right to Commercialize a Compound, including, but not limited to, manufacturing agreements, material transfer agreements and consulting agreements.

“Patents” means any and all existing and future patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, or any patent application claiming priority thereto, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Permitted Secured Indebtedness” has the meaning given to such term in the Development Funding and Loan Agreement, dated as of the date hereof, by and between the Seller and Royalty Pharma USA, Inc.

“Product Assets” means the Seller’s and its Affiliates’ rights, title and interests in the Compounds (including all inventory) and Seller Patent Rights owned, licensed or otherwise held by the Seller or any of its Affiliates and any proceeds thereof, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Compounds by the Seller or its Affiliates; provided, however, that, upon a Change of Control of the Seller, no Patents owned, in-licensed or otherwise held by the acquiring entity (or any of its Affiliates existing prior to such Change of Control or acquired after such Change of Control) as of immediately prior to the closing of such Change of Control (or in the case of an acquired Affiliate, as of immediately prior to the closing of such acquisition) will be deemed “owned, licensed or otherwise held” for the purposes of this definition.  Notwithstanding the foregoing, “Product Assets” shall not include raw materials, work in progress, deposit or securities accounts, chattel paper, instruments, cash or cash equivalents.

“Quarterly Deadline” means: (i) with respect to each of the first three calendar quarters in each calendar year, forty-five (45) calendar days after the end of such calendar quarter and (ii) with respect to last calendar quarter in each calendar year, seventy-five (75) calendar days after the end of such calendar quarter.

“Seller Patent Rights” means any and all Patents that are owned by or licensed to Seller or any of its Affiliates that claim, cover or are otherwise necessary or useful for, the Commercialization of any Compound.

“Senior Debt Provider” means, collectively, the lenders or providers (or its or their agents or representatives, as applicable) of Indebtedness secured by Lien(s) on the Product Assets.

“Similarly Situated Company” shall mean [ * ].

“Specified Efforts” means, [ * ].

“Subsidiary” means with respect to the Seller any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries.

[ * ].

Further, the parties agree that terms in the Agreement that are as defined in the License Agreement, shall continue to be as defined in the License Agreement as if such agreement were in full force and effect, with any modifications to the interpretation of such defined terms as would be required to carry out the purpose and intent of the Agreement, including this Amendment.

8.Amended and Restated Defined Terms.  The definition of Royalty Report and the following defined terms shall amend, restate and replace such terms as they were defined in the Original Agreement, provided that such amendment, restatement and replacement shall not abridge any rights or obligations of either party accruing prior to the date of this Amendment:

“Affiliate”  means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.  Solely for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For clarity, the Buyer shall not be considered an Affiliate of the Seller for the purpose of this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; (c) any license grant to a licensee under an Out-License or any other licenses not prohibited hereunder; (d) Liens in the nature of right of setoff in favor of counterparties to contractual agreements with the Seller in the ordinary course of business; (e) Liens securing Permitted Secured Indebtedness; and (f) any retained rights of a licensor under any in-license.

“Royalty” means all payments payable by Licensee to the Seller pursuant to Section 13.4 of the License Agreement (including payments pursuant to Section 2(c)(ii) of Amendment No. 6) with respect to all Compounds in the Territory from and after the Closing Date and any payments to the Seller under the License Agreement in lieu of such payments with respect to all Compounds, and any overdue interest on such royalty amounts payable to the Seller pursuant to Section 13.16 of the License Agreement.

9.Trustee Capacity of Wilmington Trust, National Association.  Notwithstanding anything contained in the Agreement to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Amendment is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (ii) each of the representations, undertakings and agreements in the Agreement made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Buyer and, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained in the Agreement, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (iv) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Buyer in the Agreement, and (v) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under the Agreement or any related documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

Cytokinetics, Incorporated

By:	/s/ Robert I. Blum
Name:	Robert I. Blum
Title:	President & Chief Executive Officer

BUYER:

RPI FINANCE TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Cynthia L. Major
Name:	Cynthia L. Major
Title:	Officer

[Signature Page to Amendment No. 1 to Royalty Purchase Agreement]